Exhibit 10.1

CENTURY BANK AND TRUST COMPANY

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

Economic Benefit Regime – Endorsement Method

THIS SPLIT DOLLAR LIFE INSURANCE AGREEMENT (the “Agreement”) is made and entered into effective as of August 17, 2020 (the “Effective Date”), by and between Century Bank and Trust Company (the “Bank”), a bank organized and existing under the laws of the Commonwealth of Massachusetts, and Barry R. Sloane (the “Insured”).

RECITALS:

A.    The Insured is employed by the Bank in the position of President and Chief Executive Officer and Chairman of the Board.

B.    The Bank highly values the efforts, abilities, and accomplishments of the Insured and, as an inducement for the Insured’s continued employment, wishes to assist the Insured with a personal insurance program.

C.    The Bank has determined that this assistance can best be provided under a “split-dollar” arrangement as defined in Treasury Regulation §§1.61-22(b)(1)&(2), but which is not intended to be a split-dollar arrangement involving loans under Treasury Regulation §1.7872-15.

D.    The Bank wishes to provide life insurance protection for the Insured’s family in the event of the Insured’s death, under Policy of life insurance insuring the life of the Insured (the “Policy”), which is/are described in Exhibit A attached hereto, and which were or are being issued by New York Life Insurance and Annuity Corporation (the “Insurer”), with such additions and/or deletions as may be made from time to time by amendments to Exhibit A.

E.    The Bank is willing to pay the single premium on the Policy as an additional employment benefit for the Insured, on the terms and conditions hereinafter set forth.

F.    The Bank is the sole owner of the Policy and has elected to allow the Insured to name a personal beneficiary for a portion of the death proceeds of the Policy.

NOW, THEREFORE, in consideration of the mutual undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Insured agree as follows:

ARTICLE I

“Definitions”

1.1    Refer to Policy contracts for the definitions of any terms in this Agreement that are not defined herein.

1.2    “Board” shall mean the Board of Directors of the Bank.

1.3    “Cash Surrender Value” shall mean the cash value of a life insurance policy calculated according to the provisions of the policy, plus any dividends and/or earnings added thereto, less any outstanding loans (plus interest) on the policy on the date giving rise to the need for the calculation.

1.4    “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)    Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing more than 50% of the voting power of the then outstanding securities of the Bank; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Bank becomes a subsidiary of another corporation and in which the stockholders of the Bank, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

(ii)    The consummation of (A) a merger or consolidation of the Bank with another corporation where the stockholders of the Bank, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or (B) a sale or other disposition of all or substantially all of the assets of the Bank.

Notwithstanding the foregoing, a Change in Control shall only be deemed to have occurred if such constitutes a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, within the meaning of section 409A of the Code and its corresponding regulations.

1.5    “Death Benefit” shall mean an amount of death proceeds equal to Ten Million Dollars ($10,000,000.00).

1.6    “Disability” shall mean the occurrence of a sickness, accident or injury which has been determined by the Social Security Administration, to be a disability rendering the Insured totally and permanently disabled. The Insured/Participant must submit proof to the Bank of the Social Security Administration’s determination upon the request of the Bank.

1.7    “Termination of Employment” shall mean the cessation of employment or services with the Bank as an employee or a member of the Board. For the avoidance of doubt, the Insured/Participant shall be considered employed as long as he is serving as an employee of the Bank or a director on the Board.

1.8    “Year of Participation” shall mean a twelve (12) month period during which the Insured is employed as an employee on a full-time basis by the Bank or serving as a member of the Board, inclusive of any approved leaves of absence, beginning on January 1, 2020.

ARTICLE II

“Purchase of Policy”

2.1    The parties hereto have taken or will take all necessary action to cause the Insurer to issue the Policy, and shall take any further action which may be necessary to cause the Policy to conform to the provisions of this Agreement. The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the endorsements to the Policy filed with the Insurer.

ARTICLE III

“Policy Title and Ownership”

3.1    Title and ownership of the Policy shall reside in the Bank for its use and to provide for the Death Benefit for the Insured, all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the Policy Cash Surrender Value.

ARTICLE IV

“Beneficiary”

4.1    Beneficiary Designation. The Insured shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and, to the extent that the Insured has designated multiple beneficiaries, to elect the percentage allocation of the Insured’s share of such proceeds to be paid to each such beneficiary (not to exceed 100%), subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement. The Insured shall have the right to name such beneficiary at any time prior to the Insured’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the written beneficiary designation form provided.

4.2    Beneficiary Acknowledgment. Once received and acknowledged by the Plan Administrator, the beneficiary designation form shall be effective. The Insured may change a beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original beneficiary designation and shall automatically supersede the existing beneficiary form on file with the Plan Administrator. Upon the acceptance by the Bank of a new beneficiary designation form, all previously filed beneficiary designation forms shall be cancelled. The Bank shall be entitled to rely on the last beneficiary designation form filed by the Insured and accepted by the Bank prior to the Insured’s death.

4.3    No Beneficiary Designation. If the Insured dies without a valid beneficiary designation on file, or if all designated beneficiaries predecease the Insured, then the Insured’s surviving spouse shall be the designated beneficiary. If the Insured has no surviving spouse, the benefits shall be made payable to the personal representative of the Insured’s estate.

4.4    Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Insured and the beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

ARTICLE V

“Premium Payment and Taxable Benefit”

5.1     Premium Payment. The Bank shall pay a single premium at the time of issue of the Policy and any other premium payments that might become necessary to keep the Policy in force as determined by the Insurer. Notwithstanding the foregoing, the Bank shall have the absolute and sole right to terminate or surrender the Policy; provided that a replacement policy is adopted. Replacement would require the Insured’s consent.

5.2    Taxable Benefit. The Bank shall determine the economic benefit attributable to the Insured based on the life insurance premium factor for the Insured’s age multiplied by the amount of current life insurance protection payable to the Insured’s beneficiary. The “life insurance premium factor” is the minimum amount required to be imputed under Treasury Regulation §1.61-22(d)(3)(ii) or any subsequent applicable authority.

5.3    Tax Gross Up. The Bank shall calculate and pay in a single lump sum cash payment to the Insured in December of each calendar year an amount that is estimated to be approximately equal to the federal and (if applicable) state income taxes owed by such Insured on the economic benefit for such insurance benefits calculated pursuant to subsection 5.2, plus any federal and (if applicable) state income taxes owed as a result of the payments under this subsection 5.3; provided that for purposes of calculating the amount of taxes the Bank shall assume that the Insured is paying taxes at the highest marginal effective tax rate for federal, state and local taxes in the year of determination.

ARTICLE VI

“Ownership of the Cash Surrender Value of a Policy”

6.1    The Bank shall at all times be entitled to one hundred percent (100%) of each Policy’s Cash Surrender Value, as that term is defined in the Policy contract, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank. Such Cash Surrender Value shall be determined as of the date of surrender or death as the case may be. For purposes of clarity, in no event shall the Insured have any right, entitlement or interest in the Cash Surrender Value of the Policy, instead, the Insured’s sole entitlement under the Policy is the Death Benefit provided in Section 10.1, subject to the terms and conditions of this Agreement.

ARTICLE VII

“Rights of Insured or Assignees”

7.1    The Insured may not assign to any individual, trust or other organization, any right, title or interest in the Death Benefit nor any rights, options, privileges or duties created under this Agreement, other than the right to name a beneficiary from time to time to receive the Death Benefit.

ARTICLE VIII

“Limitations on Bank’s Rights in Policy”

8.1    Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender a Policy without terminating this Agreement, provided (i) the Bank replaces the Policy with a comparable life insurance policy or arrangement that provides the benefit provided under this Agreement and (ii) the Bank and the Insured (who will not unreasonably withhold his signature) execute a new Policy endorsement for said comparable coverage arrangement, at which time all references to “Policy” hereunder shall refer to such replacement coverage arrangement. Without limitation, the Policy at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

ARTICLE IX

“Policy Loans”

9.1    The Bank may pledge or assign a Policy, subject to the terms and conditions of this Agreement, for the sole purpose of securing a loan from the Insurer or from a third party. Interest charges on such loan shall be paid by the Bank. If the Bank so encumbers a Policy, other than by a Policy loan from the Insurer, then, upon the death of the Insured, the Bank shall promptly take all action necessary to secure the release or discharge of such encumbrance.

ARTICLE X

“Division of Death Proceeds”

10.1    Insured’s Death Benefit.

(a)    Upon the death of the Insured while employed by the Bank, the Insured’s beneficiary shall be entitled to receive the Death Benefit. The receipt of this amount by the beneficiary shall constitute satisfaction of the Insured’s rights under this Agreement.

(b)    Upon the death of the Insured following Termination of Employment, the Insured’s beneficiary shall receive the vested percentage of the Death Benefit, with vesting being determined in accordance with subsections (i) and (ii) below. The receipt of this amount by the beneficiary shall constitute satisfaction of the Insured’s rights under this Agreement.

(i)    For purposes of determining the vested percentage of the Death Benefit described above, the Insured shall become vested as follows: ten percent (10%) for each full Year of Participation and one hundred percent (100%) upon completing ten (10) Years of Participation. For vesting purposes, service will be determined for the period commencing on January 1, 2020 and continuing until the Insured ceases to be employed by, or providing service to, the Bank as an employee or member on the Board.

(ii)    Notwithstanding the above vesting schedule, the Insured shall become one hundred percent (100%) vested in the Death Benefit upon incurring a Disability, upon the Bank’s Change in Control or in the event of death prior to Termination of Employment.

10.2    Bank’s Benefit. Upon the death of the Insured, the Bank shall be entitled to receive the remainder of the aggregate Policy death proceeds (if any) not payable under Section 10.1 above.

10.3    Benefit Paid by Insurer. The benefit payable to the Insured’s beneficiary shall be paid solely by the Insurer from the proceeds of the Policy on the life of the Insured. In no event shall the Bank be obligated to pay a Death Benefit under this Agreement from its general funds. Should an Insurer refuse or be unable to pay death proceeds endorsed to Insured under the express terms of this Agreement, or should the Bank cancel the Policy for any reason, neither the Insured nor any beneficiary shall be entitled to a Death Benefit.

10.4     Suicide or Misstatement. The amount of the benefit payable to the Insured’s beneficiary may be reduced or eliminated if the Insured dies under circumstances such that a Policy does not pay a full death benefit, e.g., in the case of suicide within the suicide exclusionary period of a Policy. The Bank shall, however, evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

ARTICLE XI

“Termination of the Agreement”

11.1    This Agreement shall terminate upon the occurrence of any one of the following:

(1)    The total cessation of the business of the Bank;

(2)    The bankruptcy, receivership or dissolution of the Bank;

or

(3)    Upon distribution of the Death Benefit proceeds in accordance with Article X.

11.2    Upon the termination of this Agreement, the Bank may make such disposition of the Policy as it determines to be appropriate. Insured will have no rights in such Policy, or the death benefit proceeds thereof, if this Agreement is terminated.

ARTICLE XII

“Insurer Not a Party”

12.1    The Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy Death Benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy. In no event shall the Insurer be considered a party to this Agreement, or any modification or amendment hereof, and the provisions herein shall in no way be construed as enlarging, changing, varying or in any other way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of a Policy by the beneficiary designation form executed by the Bank and filed with the Insurer in connection herewith.

ARTICLE XIII

“Administration”

13.1    Plan Administrator. For purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Bank will be the “Named Fiduciary” and Plan Administrator of the split dollar life insurance plan for which this Agreement is hereby designated the written plan instrument. The Board may authorize a person or group of persons to fulfill the responsibilities of the Bank as Plan Administrator. The Named Fiduciary or the Plan Administrator may employ others to render advice with regard to its responsibilities under this Agreement. The Named Fiduciary may also allocate fiduciary responsibilities to others and may exercise any other powers necessary for the discharge of its duties to the extent not in conflict with ERISA.

13.2    Plan Administrator Duties. The Plan Administrator shall have the discretion and authority to: (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement.

13.3    Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

13.4    Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator, and those to whom management and operation responsibilities of the Agreement have been delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

ARTICLE XIV

“Claims and Review Procedures”

14.1    Written Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (“Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Bank at its then principal place of business.

14.2    Timing of Response. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)    The specific reason or reasons for such denial;

(2)    The specific reference to pertinent provisions of this Agreement on which such denial is based;

(3)    A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(4)    Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(5)    The time limits for requesting a review under Section 14.3 and for review under Section 14.4 hereof.

14.3    Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described in Section 14.2, the Claimant may request in writing that the determination of the Plan Administrator be reviewed. Such request must be addressed to the Bank, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the Plan Administrator’s determination within such sixty (60) day period, he or she shall be barred and estopped from challenging the Plan Administrator’s determination.

14.4    Review of Decision. The Plan Administrator will review its determination within sixty (60) days after receipt of a request for review. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE XV

“Amendment”

15.1    This Agreement may not be amended, altered, or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

ARTICLE XVI

“Miscellaneous”

16.1     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and upon the Insured, the Insured’s successors, assigns, heirs, executors, administrators and beneficiaries.

16.2    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Insured the right to remain an employee of the Bank or as a director on the Board, nor does it interfere with the Bank’s right to discharge the Insured. It also does not require the Insured to remain an Insured nor interfere with the Insured’s right to terminate employment or service at any time.

16.3    Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of notice, consent or demand.

16.4    Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder. This Agreement shall be interpreted and administered consistent with such intent. In no event shall the Insured (or any beneficiary) be able to directly or indirectly designate the calendar year of any payment under this Agreement. Nothing in this Agreement shall be construed as a guarantee or indemnity by the Bank for the tax consequences with respect to the payments and Death Benefit under this Agreement, including any tax consequences under section 409A of the Code. The Insured (and his beneficiaries) shall be solely responsible for any and all tax consequences that result from the payments and Death Benefit under this Agreement.

16.5    Applicable Law. This Agreement and the rights of the parties hereunder, shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

16.6    Gender. Whenever in this Agreement words are used in the masculine or neutral gender, they shall be read and construed as in the masculine, feminine or neutral gender, whenever they should so apply.

16.7    No Third Party Beneficiaries. The benefits of this Agreement shall not inure to any third party. This Agreement shall not be construed as creating any rights, claims, or cause of action against the Bank or any of its officers, directors, agents, or employees in favor of any person or entity other than the Insured.

16.8    Severability. If any one or more of the provisions hereof is declared invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired, and that invalidity, illegality, or unenforceability in one jurisdiction shall not affect the validity, legality, or enforceability of the remaining provisions hereof.

16.9     Entire Agreement. This Agreement, along with the Insured’s beneficiary designation form, constitutes the entire agreement between the Bank and the Insured as to the subject matter hereof. No rights are granted to the Insured under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

INSURED:	CENTURY BANK AND TRUST COMPANY:

/s/ Barry R. Sloane	By:	/s/ William P. Hornby
Barry R. Sloane
	Title:	Chief Financial Officer

EXHIBIT A

The following life insurance Policies are subject to the attached Split Dollar Life Insurance Agreement:

Insurer:	New York Life Insurance and Annuity Corporation

Insured:	Barry R. Sloane

Policy Number:	REDACTED

CENTURY BANK AND TRUST COMPANY

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

BENEFICIARY DESIGNATION FORM

Your life insurance carrier may require a split dollar specific beneficiary form. Please consult your financial representative and complete the carrier form in lieu of this form, if applicable. This form is a legal document and its execution may have significant legal and tax consequences. Consult your attorney regarding questions.

INSURED INFORMATION

Name:	Social Security Number:

BENEFICIARY DESIGNATION

☐	This is my initial beneficiary designation	☐	This is a change to my beneficiary designation

Instructions: List each beneficiary who is to share in any payment due under the split dollar arrangement. State specifically what percentage of the total amount to be paid is to be received by each beneficiary. Use first, middle, and last names. If you indicate a trust, specify the exact name, federal tax identification number, and date of the trust.

Primary Beneficiary means the person(s) who will receive the Insured’s share of the Death Benefit in the event of the Insured’s death. Proceeds will be divided in equal shares if multiple beneficiaries are named, unless otherwise indicated. If percentages are listed, the total must equal 100%.

Primary Beneficiary	DOB	Social Security #	Address	% of Proceeds

Trust(ee) as Beneficiary applies only if a trust has been created in an executed trust agreement.

Name of Trust:

Trustee(s):

Trust Tax ID#:	Date of Trust:

The undersigned Insured acknowledges that the Bank is providing this Death Benefit subject to the terms and conditions of the Agreement entered into with the Insured; only to the extent that the Death Benefit is actually paid by the Insurer, and that the Bank is also entitled to separate benefits in the Policy.

Insured’s Signature	Date

Acknowledged Receipt by the Bank:

Plan Administrator or Authorized Officer